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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )/*/

                           MEDALLION FINANCIAL CORP.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                  583928 10 6
                                 (CUSIP Number)



____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

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CUSIP NO. 583928 10 6                                        PAGE 2 OF 6 PAGES
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--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Andrew Murstein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
 NUMBER OF         SOLE VOTING POWER
              5
  SHARES           1,250,000
             -------------------------------------------------------------------
BENEFICIALLY       SHARED VOTING POWER
              6
 OWNED BY          0
             -------------------------------------------------------------------
  EACH             SOLE DISPOSITIVE POWER
              7
REPORTING          1,250,000/1/
             -------------------------------------------------------------------
 PERSON            SHARED DISPOSITIVE POWER
              8
  WITH             0
             -------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     1,250,000/1/
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     15.2%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
/1/All of these shares are held in the Andrew Murstein Family Trust.
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                                 SCHEDULE 13G

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CUSIP NO. 583928 10 6                                        PAGE 3 OF 6 PAGES
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ITEM 1(A).  NAME OF ISSUER:

  Medallion Financial Corp.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

  205 East 42nd Street, Suite 2020, New York, NY 10017

ITEM 2(A).  NAME OF PERSON FILING:

  Andrew Murstein

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

  Medallion Financial Corp.
  205 East 42nd Street, Suite 2020
  New York, NY 10017

ITEM 2(C).  CITIZENSHIP:

  United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

  Common Stock, $.01 par value

ITEM 2(E).    CUSIP NUMBER:

  583928 10 6

ITEM 3.   IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-1(B), OR 13D-
          2(B), CHECK WHETHER THE FILING PERSON IS A:   Not applicable.

(a) [_]   Broker or dealer registered under Section 15 of the Act,

(b) [_]   Bank as defined in Section 3(a)(6) of the Act,

(c) [_]   Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [_] Investment Company registered under Section 8 of the Investment Company Act,

(e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

(f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

(g) [_]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
          Item 7,

(h) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
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                                 SCHEDULE 13G

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CUSIP NO. 583928 10 6                                        PAGE 4 OF 6 PAGES
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ITEM 4.    OWNERSHIP.

  (a)  Amount beneficially owned:

       1,250,000 shares/2/

  (b)  Percent of class:

       15.2%

  (c) Number of shares as to which such person has:

      (i) Sole power to vote or direct the vote:

          1,250,000/2/

     (ii) Shared power to vote or direct the vote:

          0

    (iii) Sole power to dispose or to direct the disposition of:

          1,250,000/2/

     (iv) Shared power to dispose or to direct the disposition of:

          0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

  If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five
percent of the class of securities, check the following [   ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

  Not applicable.

---------------------------
/2/ See footnote 1, above
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                                 SCHEDULE 13G

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CUSIP NO. 583928 10 6                                        PAGE 5 OF 6 PAGES
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

  Not applicable.

ITEM 10.  CERTIFICATION.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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                                 SCHEDULE 13G

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CUSIP NO. 583928 10 6                                        PAGE 6 OF 6 PAGES
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                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1997



                                         /s/ Andrew Murstein
                                         ------------------------------------
                                         Andrew Murstein, individually and as
                                         Trustee under the Andrew Murstein
                                         Family Trust



  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).